Exhibit 99.1

BRANTLEY CAPITAL CORPORATION PROVIDES DISSOLUTION UPDATE

FOR IMMEDIATE RELEASE

NEW YORK, April 24, 2012 — Brantley Capital Corporation (the “Company”) (NASDAQ:

BBDC.PK) today announced that it has been informed by the United States Securities and Exchange Commission (the “Commission”) that the Commission has commenced administrative proceedings to revoke the registration of its shares. Separately, the Company intends to (1) distribute a significant portion of its cash (the Company’s only asset), and (2) transfer the cash remaining after that distribution to a Liquidating Trust (or a similar vehicle) in order to effectuate the dissolution of the Company in a cost-effective manner.

On April 11, 2007, stockholders approved a proposed Plan of Liquidation and Dissolution (the “Plan”). Pursuant to the Plan, a substantial portion of the Company’s cash has been distributed to shareholders. The Company currently has approximately $1.3 million (or approximately $0.34 per share) in cash and knows of no material liabilities. The Company believes $957,000 is being held in a Fair Fund representing a payment made in October 2010 by Robert Pinkas, the principal of the former investment advisor to the Company, to settle an enforcement action brought by the Commission. Pursuant to Section 308(a) of the Sarbanes-Oxley Act 2002, the Fair Fund is controlled by the Commission and any plan of disbursement must be approved by the United States District Court of the Northern District of Ohio.

The Company’s Board of Directors and its counsel have requested that the monies held in the Fair Fund be disbursed to the Company for distribution to shareholders. However, there is no assurance (1) that the Commission or the District Court will comply with the Board’s request, (2) how much cash, if any, will ultimately be disbursed to the Company, or (3) the timing of any such disbursement. In addition, prior to making a final distribution to shareholders, any liabilities incurred between now and then must be paid. Finally, the resolution of the Fair Fund matter is complicated by (1) a subsequent enforcement action brought by the Commission against Mr. Pinkas in which it alleged that he misappropriated $173,000 from a private investment company to pay the costs of defending himself in the enforcement action relating to the Company and $632,000 from that same company to fund the aforementioned settlement, and (2) the death of Mr. Pinkas on March 18, 2012.

The Company intends to distribute approximately $0.28 per share to shareholders of record on May 12, 2012 with a payment date of May 15, 2012. On or about June 1, 2012 the Company’s Board of Directors intends to transfer the balance of the Company’s cash to a Liquidating Trust (or a similar vehicle) for the benefit of the stockholders. The Liquidating Trust is a vehicle intended to receive any funds disbursed from the Fair Fund, pay any outstanding liabilities, distribute the remaining cash to shareholders, and complete the winding-up and dissolution of the Company. The transfer of the Company’s cash to a Liquidating Trust may be a taxable event to shareholders who are advised to consult with their tax advisors.

On March 30, 2012, the Company received notice from the Commission regarding administrative proceedings to revoke the registration of the Company’s shares pursuant to Section 12(j) of the Securities Exchange Act of 1934 due to the Company’s failure to file required periodic reports with the Commission for several years. The Board has determined that the cost of complying with the filing requirements would be prohibitive and therefore has elected not to contest the Commission’s decision. Instead, the Company intends to establish a website at www.brantleycapitalcorporation.com to provide information about the Company.

The Company

Brantley Capital Corporation, formerly a business development company, is currently in the process of winding up its affairs, pursuant to a Plan of Liquidation and Dissolution as previously approved by shareholders.

CONTACT: Ben Harris at (402) 770-6296 or ben@nebheavyindustries.com or Phillip Goldstein at (201) 556-0092 or pgoldstein@bulldoginvestors.com.